Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP ADOPTS SHAREHOLDER RIGHTS PLAN

TULSA, Okla., May 18, 2011 -- Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that its Board of Directors has adopted a Shareholder Rights Plan (“Rights Plan”) under which Dollar Thrifty shareholders will receive rights to purchase shares of a new series of preferred stock in certain circumstances.  The Rights Plan was adopted to deter any attempt to obtain control of the Company in a manner or on terms that are not in the best interests of the Company and all shareholders.

Scott L. Thompson, President and Chief Executive Officer, said, “We believe it is prudent for our Board of Directors to take this action as a means of ensuring that the Board of Directors, and all shareholders, have a full and fair opportunity to consider any offers to acquire the Company after we have additional clarity on the antitrust regulatory process without the undue influence that may result if one or more holders are permitted to accumulate significant positions in Dollar Thrifty common stock.  We see the Rights Plan as a temporary measure that is consistent with our fiduciary duties.”

As previously announced, Dollar Thrifty has agreed to cooperate with Hertz Global Holdings, Inc. in its efforts to pursue antitrust regulatory clearance of Hertz’s proposed acquisition of Dollar Thrifty.  Dollar Thrifty is also cooperating with Avis Budget Group, Inc. in connection with Avis Budget’s efforts to pursue antitrust regulatory clearance of an acquisition of Dollar Thrifty.

Under the terms of the Rights Plan, which will expire in one year, the rights will be exercisable if a person or group, without Board approval, acquires 20% or more of Dollar Thrifty’s common stock or announces a tender offer which results in the ownership of 20% or more of Dollar Thrifty’s common stock.  The rights also will be exercisable if a person or group that already owns 20% or more of Dollar Thrifty’s common stock, without Board approval, acquires any additional shares. If the rights become exercisable, all rights holders (other than the person triggering the rights) will be entitled to acquire Dollar Thrifty’s common stock at a 50% discount.

The rights will trade with Dollar Thrifty’s common stock, unless and until they are separated upon the occurrence of certain future events.  Dollar Thrifty Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered. Further details of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

J.P. Morgan Securities LLC and Goldman Sachs & Co. are acting as financial advisors to Dollar Thrifty and Cleary Gottlieb Steen & Hamilton LLP is acting as Dollar Thrifty's legal counsel.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Forward Looking Statements

Certain statements contained herein constitute forward-looking statements. These statements are based on the current expectations and beliefs of Dollar Thrifty and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  There can be no assurance on the timing or outcome of the efforts to secure antitrust regulatory clearance for a transaction with either Hertz or Avis Budget, that any agreement with respect to such a transaction will be reached, that any such transaction will be consummated, or as to the timing or terms thereof.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Risks, uncertainties and assumptions include the possibility that (1) Hertz or Avis Budget may be unable to obtain required regulatory approvals or may be required to accept conditions that could reduce the anticipated benefits of their respective proposed transactions as a condition to obtaining regulatory approvals; (2) Dollar Thrifty stockholders may not tender a sufficient number of shares into the Hertz exchange offer or Hertz may otherwise be unable to consummate its proposed exchange offer or any transaction with Dollar Thrifty; (3) there is no assurance that Avis Budget will enter into a merger agreement with Dollar Thrifty or that any transaction with Avis Budget will be consummated; (4) the length of time necessary to consummate a transaction with either Hertz or Avis Budget may be longer than anticipated; (5) problems may arise in successfully integrating the businesses of Hertz and Dollar Thrifty or Avis Budget and Dollar Thrifty and Hertz or Avis Budget may not realize its anticipated synergies and other benefits following their respective proposed transaction; (6) either proposed transaction may involve unexpected costs; and (7) the Avis Budget, Hertz and Dollar Thrifty businesses may suffer as a result of uncertainty surrounding the proposed transactions.  Additional risks, uncertainties and assumptions affecting the businesses of each of Avis Budget, Dollar Thrifty and Hertz can be found in their respective filings with the Securities and Exchange Commission (“SEC”).  Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Avis Budget, Hertz and Dollar Thrifty.  Dollar Thrifty assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Important Information for Investors and Stockholders

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This press release relates to a potential transaction involving Dollar Thrifty, which is the subject of a registration statement filed by Hertz with the SEC and may be the subject of a registration statement and/or proxy statement that may be filed by Avis Budget with the SEC.  This material is not a substitute for any documents that Dollar Thrifty, Hertz or Avis Budget may file with the SEC or send to Dollar Thrifty stockholders.  Dollar Thrifty will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC within 10 business days following commencement of Hertz’s exchange offer for all outstanding shares of Dollar Thrifty common stock.

INVESTORS AND STOCKHOLDERS OF DOLLAR THRIFTY ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders of Dollar Thrifty will be able to obtain free copies of the Solicitation/Recommendation Statement and other documents containing important information about Dollar Thrifty once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Dollar Thrifty will be available free of charge on Dollar Thrifty’s internet website at www.dtag.com or by contacting Dollar Thrifty’s Investor Relations Department at 918-669-2119.

Contacts:

Financial:	Investor Relations:
H. Clifford Buster III	Kindra Marts
Chief Financial Officer	Executive Director – Investor Relations
(918) 669-3277	(918) 669-2119
kindra.marts@dtag.com

Media:
David Reno/Stephanie Pillersdorf
Sard Verbinnen & Co
(212) 687-8080